ACQUISITION AGREEMENT

          This  Acquisition  Agreement  (this "Agreement") dated effective as of
                                               ---------
April 30, 2001 is entered into by and among CardioTech International, Inc., a Massachusetts corporation ("Buyer"), Colorado MEDtech, Inc., a Colorado
                              ------
corporation  ("Seller"),  and  CMED Catheter and Disposables Technology, Inc., a
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Minnesota  corporation  and  wholly-owned  subsidiary  of  Seller  ("Target").
                                                                     ------

                                   WITNESSETH:

          WHEREAS, Seller owns Nine hundred fifty five thousand one hundred sixty two and one-half (955,162.5) shares of Common Stock, par value $0.01 per share, of Target (the "Shares"), representing all of the issued and outstanding
                        ------
shares  of  capital  stock  of  Target;

          WHEREAS, Seller desires to sell, and Buyer desires to purchase, the Shares, all upon the terms and conditions provided for herein;

          NOW, THEREFORE, in consideration of the recitals above, the mutual promises set forth herein and other good and valuable consideration, the receipt and legal sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.  THE  ACQUISITION.

          1.1 PURCHASE AND SALE. Subject to the terms and conditions of this Agreement, at the Closing (as hereinafter defined) to be held as provided in
Section 2.1 herein, Seller shall sell the Shares to Buyer, free and clear of all Encumbrances (as hereinafter defined), and Buyer shall purchase the Shares from Seller.

          1.2 PURCHASE PRICE. The aggregate purchase price for the Shares shall be One Million Three Hundred Thousand U.S. Dollars (U.S. $1,300,000.00) (the "Purchase Price"), which shall be paid by Buyer to Seller at the Closing in the
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manner  provided  in  Section  2.3  herein.

2.  THE  CLOSING.

          2.1  PLACE  AND  TIME.    The  closing of the sale and purchase of the
Shares  (the  "Closing")  shall  take  place at the offices of Ellenoff Grossman
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Schole & Cyruli, LLP, 370 Lexington Avenue, Suite 1900, New York, New York 10017
at  10:00  a.m.  (New  York  City  time)  on  the  date  hereof.


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          2.2  DELIVERIES  BY  SELLER.  At  the Closing, Seller shall deliver to
Buyer, in addition to any other documents, instruments and writings required by this Agreement to be delivered by Seller at the Closing, the following:

          (a) Certificates representing the Shares, duly endorsed for transfer to Buyer. (Target shall, and Seller shall cause Target to, immediately exchange those certificates for, and to deliver to Buyer at the Closing, a certificate representing the Shares in the name of Buyer (without any legend or other reference to any purported Encumbrance)).

          (b)  The  documents  and instruments contemplated by Section 3 herein.

          2.3 DELIVERIES BY BUYER.. At the Closing, Buyer shall deliver to Seller, in addition to any other documents, instruments and writings required by this Agreement to be delivered by Buyer at the Closing, the following:

          (a) A wire transfer of immediately available funds to Seller's account at Key Bank World Trade, Account name: Colorado MEDtech, Inc. (account number 769681008934 at 307070267 in an amount equal to Ninety Percent (90%) of the Purchase Price.

          (b) A wire transfer of immediately available funds to the escrow account of Seller's counsel, Chrisman, Bynum & Johnson, P.C., (Bank One, Downtown Boulder, Account No. 1069002143 (Trust) ABA/Routing No. 102001017; phone: (800) 568-8772) in an amount equal to ten percent (10%) of the Purchase Price to be deposited into the Escrow Fund (as hereinafter defined) and held in escrow pursuant to the Escrow Agreement (as hereinafter defined) in accordance with Section 8.4 herein.

          (c)  The  documents  and instruments contemplated by Section 4 herein.

          2.4 RELEASE. Concurrently with the sale of the Shares to Buyer at the Closing, Seller shall be deemed, without any further action, to have released Target from all agreements, commitments, indebtedness, obligations and claims then existing or which, to the extent arising from or in connection with any act, omission or state of facts taken or existing on or prior to the Closing Date (as hereinafter defined), may exist after the Closing Date. Seller (a) shall execute and deliver to Target at the Closing a release, dated as of the Closing Date, in substantially the form attached hereto as Exhibit 2.4,
                                                                    -----------
embodying the terms of this Section 2.4 herein, and (b) shall not assert in any manner (including, without limitation, by way of defense, offset or counterclaim (unless in response to a claim by Target) any matter purported to be released by the preceding sentence.

          2.5 EXECUTION AND DELIVERY OF ASSIGNMENT AND ASSUMPTION AGREEMENT. Target and Seller shall execute and deliver to Buyer an assignment and assumption agreement covering the Seller's Assumed Liabilities.


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
3.   CONDITIONS  TO  BUYER'S  OBLIGATIONS.

          The obligations of Buyer to effect the Closing shall be subject to the strict satisfaction at or prior to the Closing of the following conditions, any one or more of which may be waived by Buyer in its sole and absolute discretion:

          3.1 NO INJUNCTION.. There shall not be in effect any injunction, order or decree of a court of competent jurisdiction that prohibits or delays Buyer's acquisition of the Shares, consummation of any or all of the Contemplated Transactions (as hereinafter defined), or that will require any divestiture as a result of Buyer's acquisition of the Shares or that will require all or any part of the business of the Target to be held separate.

          3.2 REPRESENTATIONS, WARRANTIES AND AGREEMENTS. (a) The representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made at such time, (b) Seller and Target shall have performed and complied in all material respects with the agreements contained in this Agreement required to be performed and complied with by them prior to or at the Closing, and (c) Buyer shall have received certificates to the effect set forth in clauses (a) and (b) above signed by the Presidents of Seller and Target, as applicable.

          3.3 COVENANTS AND CONDITIONS. All covenants and conditions contained in this Agreement or in any exhibit, schedule or ancillary agreement to be observed by the Seller and/or the Target on or prior to the Closing shall have been performed or complied with in all material respects.

          3.4  LEGAL OPINIONS..  Buyer shall have received an opinion from Peter
J. Jensen, Esq., Seller's and Target's in-house counsel, dated the Closing Date and in substantially the form of Exhibit 3.4A hereto and an opinion from
                                       -------------
Chrisman  Bynum  &  Johnson,  P.C., counsel to Seller, dated the Closing Date in substantially  the  form  of  Exhibit  3.4B  hereto.
                                      -----

          3.5  LITIGATION..  Except  as  set  forth in Exhibit 3.5, no action or
                                                       -----------
proceeding shall have been instituted or threatened by or before any Governmental Body (as hereinafter defined), court or other Person (as hereinafter defined) and, at what would otherwise have been the Closing Date, remain pending before any court or Governmental Body or remain threatened to restrain or prohibit or to recover substantial damages in respect of Buyer's acquisition of the Shares any or all of the Contemplated Transactions or seeking any divestiture or seeking to require that all or any part of the business of the Target or Buyer be held separate or to revoke or suspend any license, permit, order or approval by reason of Buyer's acquisition of the Shares any or all of the Contemplated Transactions; nor shall any Governmental Body, court or other Person have notified any party to this Agreement or any of their respective affiliates that Buyer's acquisition of the Shares or the consummation of any or all of the Contemplated Transactions would constitute a violation of the laws of any jurisdiction or that it intends to commence an action or proceeding to restrain or prohibit or to recover substantial damages in respect of Buyer's acquisition of the Shares, any or all of the Contemplated Transactions or to require such divestiture, holding separate, revocation or suspension, unless such Governmental Body, court or other Person shall have withdrawn such notice due to such suits and actions and abandoned such action or proceeding.


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
          3.6 REGULATORY APPROVALS; CONSENTS. All licenses, authorizations, consents, orders and regulatory approvals of Governmental Bodies and all consents and approvals of any Person necessary or desirable, in the sole judgment of Buyer, for the consummation of the Contemplated Transactions or Buyer's acquisition of the Shares and the operation of Target's business shall have been obtained on terms satisfactory to Buyer and shall be in full force and effect.

          3.7 RESIGNATIONS OF DIRECTORS AND OFFICERS. All directors and officers of Target shall have submitted their resignations or been removed from office effective as of the Closing Date.

          3.8 COMPLIANCE EVIDENCE.. Buyer shall have received such certificates, opinions, documents, instruments and information as it may request in order to establish full satisfaction of the conditions set forth in this
Section  3.

          3.9 PROCEEDINGS SATISFACTORY.. All certificates, opinions, other documents or instruments to be delivered by Seller and Target and all other matters to be accomplished prior to or at the Closing shall be satisfactory in the sole judgment of Buyer and its counsel.

          3.10 SATISFACTORY DUE DILIGENCE REVIEW. Buyer shall have completed due diligence review, which shall include, without limitation, meetings with the key suppliers and customers of Target, satisfactory to Buyer, in its sole discretion, and review of the business, assets, financial condition and prospects of Target.

         3.11 BOARD APPROVAL. The Board of Directors of each of Buyer and Seller shall have approved this Agreement.

          3.12 ASSERTED CLAIMS. No Person shall have made or threatened any claim asserting that such Person (a) may be the holder or the beneficial owner of, or may have the right to acquire or to obtain beneficial ownership of, any capital stock or other securities of the Target, or (b) may be entitled to all or any portion of the Purchase Price.

4.  CONDITIONS  TO  SELLER'S  OBLIGATIONS..

          The obligations of Seller to effect the Closing shall be subject to the satisfaction at or prior to the Closing of the following conditions, any one or more of which may be waived by Seller:

          4.1 NO INJUNCTION.. There shall not be in effect any injunction, order or decree of a court of competent jurisdiction that prohibits or delays the sale of the Shares to Buyer.


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
          4.2 REPRESENTATIONS, WARRANTIES AND AGREEMENTS (a) The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made at such time, (b) Buyer shall have performed and complied in all material respects with the agreements contained in this Agreement required to be performed and complied with by it prior to or at the Closing, and (c) Seller shall have received certificates to the effect set forth in clauses (a) and (b) above signed by the President of Buyer.

          4.3 COVENANTS AND AGREEMENTS. All covenants and conditions contained in this Agreement to be observed by the Buyer on or prior to the Closing shall have been performed or complied with in all material respects.

          4.4 ESCROW AGREEMENT. The Buyer shall have executed and delivered the Escrow Agreement.

          4.5 CORPORATE PROCEEDINGS. All corporate and other proceedings required to be taken on the part of the Purchaser in connection with the transactions described in this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and in substance to the Seller and their counsel.

          4.6 LEGAL OPINION. Seller shall have received an opinion from Ellenoff Grossman Schole & Cyruli, LLP, counsel to Buyer, dated the Closing Date and in substantially the form of Exhibit 4.6 hereto.
                                               -----

5.   REPRESENTATIONS  AND  WARRANTIES  OF  SELLER.

          Seller represents and warrants (both as of the date of this Agreement and as of the Closing Date) to Buyer as follows:

               5.1 ORGANIZATION OF SELLER; AUTHORIZATION. Seller is a corporation duly organized, validly existing and in good standing under the laws of Colorado, with full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action (including, without limitation, approval by the Board of Directors and, if necessary, stockholders) of Seller and this Agreement constitutes, and, when executed and delivered, a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms. At the Closing, Seller shall deliver to Buyer certified copies of the resolutions adopted by its Board to authorize the execution, delivery and performance of this Agreement.

          5.2 NO CONFLICT AS TO SELLER. Neither the execution and delivery of this Agreement nor the consummation of any or all of the Contemplated Transactions will (a) violate any provision of the articles of incorporation or by-laws (or other governing instrument) of Seller, (b) except as set forth in
Schedule  5.2(b),  violate,  be in conflict with, or constitute a default (or an
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event  that,  with  notice or lapse of time or both, would constitute a default)
under any agreement or commitment to which Seller is party, or (c) violate any statute or law or any judgment, decree, order, regulation or rule of any court or Governmental Body applicable to Seller.


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
          5.3 OWNERSHIP OF SHARES. The authorized capital stock of Target consists of 2,500,000 shares of Common Stock, par value $0.01 per share, Nine hundred fifty five thousand one hundred sixty two and one-half (955,162.5) shares of which are issued and outstanding and constituting the Shares evidencing all of the issued and outstanding capital stock of the Target. Target has not authorized any other class of capital stock. Seller owns the Shares, of record and beneficial, free and clear of all Encumbrances. All of the Shares have been duly authorized and validly issued and are fully paid and non-assessable. There are no outstanding options, rights, conversion rights, agreements or commitments of any kind by Seller or Target relating to the issuance, sale or transfer of any capital stock of Target. To Seller's and Target's Knowledge, none of the Shares were issued in violation of the Securities Act of 1933, as amended (the "Securities Act") or the securities or blue sky laws of any state or other jurisdiction. Except for a legend stating that the Shares may not be transferred absent registration under the Securities Act of an exemption therefrom, no legend or other reference to any purported Encumbrance appears upon any certificate representing Shares. The delivery of certificates representing the Shares to Buyer provided in Section 2.2(a) and the payment of the Purchase Price to Seller provided in Sections 2.3(a) and 2.3(b) will result in Buyer's immediate acquisition of record and beneficial ownership of the Shares, free and clear of all Encumbrances.

          5.4 ORGANIZATION OF TARGET; AUTHORIZATION Target is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota, with full corporate power and authority to own its properties and to engage in its business as presently conducted or contemplated to be conducted, is duly qualified and in good standing as a foreign corporation under the laws of each other jurisdiction in which it is authorized to do business as set forth in Schedule 5.4 hereto and is not required to qualify as a
                         ------------
foreign corporation in any other jurisdiction, except in those jurisdictions wherein failure to be so qualified would not have a material adverse effect on its business or financial condition or its ability to enforce agreements or would not permanently preclude the enforceability of any contract or other right that is material to Target. Target does not own and does not have any option, right, agreement or commitment of any kind to acquire, any capital stock or other securities of any Person or any direct or indirect equity or ownership interest in any other business. Target is not an "investment company" within the meaning of the Investment Company Act of 1940. Seller has delivered to Buyer copies of the articles of incorporation and by-laws (or other governing instrument) of Target, as currently in effect and all corporate resolutions.

          5.5 NO CONFLICT AS TO TARGET. Neither the execution and delivery of this Agreement nor the consummation of any or all of the Contemplated Transactions will (a) violate any provision of the articles of incorporation or by-laws (or other governing instrument) of Target, (b) except as set forth on
Schedule 5.5(b), violate, or be in conflict with, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or excuse performance by any Person of any of its obligations under, or cause the acceleration of the maturity of any debt or obligation pursuant to, or result in the creation or imposition of any Encumbrance upon any property or assets of Seller or Target under, or give any Person the right to do any of the foregoing under, or give rise to a claim for damages under, any agreement or commitment to which Seller or Target is a party or by which any of their respective property or assets is bound, or (c) violate any statute or law or any judgment, decree, order, regulation or rule of any court, arbitrator or Governmental Body applicable to Seller or Target.


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
          5.6 CONSENTS AND APPROVALS OF GOVERNMENTAL AUTHORITIES. No consent, approval or authorization of, or declaration, filing or registration with, any Governmental Body is required in connection with the execution, delivery and performance of this Agreement or the consummation of any or all of the Contemplated Transactions.

          5.7     OTHER CONSENTS. Except as set forth in Schedule 5.7 hereto, no
                                                         ------------
consent of any Person is necessary to the execution, delivery and performance of this Agreement, or the consummation of any or all of the Contemplated Transactions, or the continuation by Buyer of the business of Target in all material respects in the same manner as presently or heretofore conducted, including, without limitation, consents from parties to leases or other agreements or commitments.

          5.8 NO SEC REGISTRATION. Target has no outstanding, or has had outstanding any securities registered (or required to be registered) under the Securities Act of 1933 or the Securities Exchange Act of 1934 or has or has had any reporting obligation thereunder. Target is not subject to any filing or reporting requirements under the Securities Act of 1933 or the Securities Exchange Act of 1934.

          5.9   FINANCIAL  STATEMENTS.

          (a) Seller has delivered to Buyer: (i) unaudited balance sheets of the Target as at June 30 and each of the years 1998 through 2000, and unaudited statements of income and cash flow for each of the fiscal years then ended, (the "Balance Sheets"), and (ii) an unaudited balance sheet of Target as at
           --------------
     March  31,  2001  (the "Interim Balance Sheet") and unaudited statements of
                             ---------------------
     income and cash flows for the nine months then ended, (collectively, the "Financial Statements"). Such Financial Statements fairly present in all material respects the assets, liabilities, financial condition and results of operations of Target as at the respective dates thereof and for the periods therein referred to, subject, in the case of unaudited financial statements, to customary year-end audit adjustments not material in amount, all in accordance with GAAP.

          (b) At the date of the Interim Balance Sheet: (i) the Target had no material Liabilities of any nature (matured or unmatured, fixed or contingent) required by GAAP to be provided for in the Unaudited Interim Balance Sheet that were not provided for therein, (ii) the Company had no material Liabilities of any nature (mature or unmatured, fixed or contingent) not required by GAAP to be provided for in the Interim Balance Sheet and (iii) all reserves established by the Company and set forth in the Interim Balance Sheet were adequate for the purposes for which they were established.

          5.10  TITLE  TO  PROPERTIES;  ENCUMBRANCES.   Except  as  set forth in
Schedule  5.10,  the  Target's  properties  and assets are free and clear of all
--------------
encumbrances. The properties and assets of Target include all rights, properties and other assets necessary to permit Target to conduct its businesses in all material respects in the same manner as such businesses are conducted on,


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
and have been conducted prior to, the date of this Agreement.  Schedule 5.10 (a)
                                                               -----------------
identifies all equipment, furniture, fixtures, improvements and other tangible assets owned by Target, and sets forth the original cost and book value of each of said assets. Schedule 5.10(b) also accurately identifies all tangible assets
                 ----------------
leased  to  Target.

          5.11 ACCOUNTS RECEIVABLE. To Seller's Knowledge, all accounts receivable of Target, whether or not reflected in the Balance Sheets or the Interim Balance Sheet, represent sales actually made or services actually rendered in the Ordinary Course of Business.

          5.12 INVENTORY. All inventory of Target is of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value on the Balance Sheets or the Interim Balance Sheet, as the case may be. All inventories not written off have been priced at the lower of average cost or market. The quantities of each type of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable and warranted in the present circumstances of Target.

          5.13 EQUIPMENT. To the Knowledge of Seller and Target, the equipment of Target has no known material defects and is in normal operating condition and repair, reasonable wear and tear excepted, and is adequate for the uses to which it is being put, and none of such equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. Seller and Target have not received notification that Target is in violation of any applicable building, zoning, anti-pollution, environmental health or other law, ordinance or regulation in respect of its buildings, plants or structures or their operations, and to the Knowledge of Seller and Target no such violation exists.

          5.14 NO CONDEMNATION OR EXPROPRIATION. Neither Seller nor Target has received notice that the whole nor any portion of the property or leaseholds owned or held by Target is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any Governmental Body or other Person with or without payment of compensation therefor, nor, to the Knowledge of Seller and Target, has any such condemnation, expropriation or taking been proposed.

          5.15     NO  UNDISCLOSED  LIABILITIES.   Target  has  no  material
liabilities or obligations of any nature (absolute, accrued, contingent or otherwise) of the type required to be reflected or disclosed on a balance sheet (or the notes thereto) in accordance with GAAP that were not fully reflected or reserved against in the Balance Sheets and the Interim Balance Sheet, except for liabilities and obligations incurred in the Ordinary Course of Business since the respective dates thereof as set forth in Schedule 5.15 hereto; the reserves
                                              -------------
reflected in the Balance Sheets and the Interim Balance Sheet are adequate, appropriate and reasonable.

          5.16     LITIGATION.   Except  as  set  forth in Schedule 5.16 hereto,
                                                           -------------
there is no action, suit, inquiry, proceeding or investigation by or before any court or Governmental Body pending or, to the best Knowledge of Seller and Target, threatened against or involving Target or which questions or challenges the validity of this Agreement or any action taken or to be taken by Target pursuant to this Agreement or in connection with the Contemplated Transactions,


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
nor is there any valid basis for any such action, proceeding or investigation. Except as set forth in Schedule 5.16 hereto, Target is not subject to any
                            --------------
judgment, order or decree that may have an adverse effect on its business practices or on its ability to acquire any property or conduct any business in any part of the world.

          5.17 TAXES. Target (and, to the extent Target may be liable therefor, Seller) has filed or caused to be filed on a timely basis all Tax Returns (as hereinafter defined) that are or were required to be filed by or with respect to any of them, either separately or as a member of a group of corporations, pursuant to the laws, regulations or administrative requirements of each
Governmental Body with taxing power over them or their assets. Seller has delivered to Buyer copies of, and Schedule 5.17 hereto lists, all such Tax
                                        -------------
Returns filed during the period of June 30, 1998 through April 30, 2001. Target (and, to the extent Target may be liable therefor, Seller) has paid, or made provision  for  the  payment  of,  all  Taxes  that  have or may have become due pursuant  to  those  Tax  Returns,  or  otherwise, or pursuant to any assessment received  by  Seller  or  Target, except such Taxes, if any, as are set forth in
Schedule  5.17  hereto  and  are  being  contested in good faith and as to which
--------------
adequate reserves (determined in accordance with GAAP) have been provided in the Balance Sheets and the Interim Balance Sheet. All Tax Returns for the period up to and including the Closing Date for any group of corporations that includes Target required to be filed up to and including the Closing Date or subsequent thereto has been or will be timely filed, and all Taxes for such period will be paid by Seller, as noted in Section 10.3 hereof, without reimbursement by Target except as provided in Schedule 5.17 hereto. The United States federal and state
                       -------------
income Tax Returns of Target (and, to the extent Target may be liable therefor, Seller) subject to such Taxes have been audited by the Internal Revenue Service or relevant state tax authorities or are closed by the applicable statute of limitations for all taxable years through June 30, 1997. All deficiencies proposed as a result of such audits have been paid, reserved against, settled, or, as described in Schedule 5.17 hereto, and are being contested in good faith
                     -------------
by appropriate proceedings. Except as set forth in Schedule 5.17 hereto, neither
                                                   -------------
Seller nor Target has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other entity) of any statute of limitations relating to the payment of Taxes of Target or for which Target may be liable. No consent to the application of Section 341(f)(2) of the Code has been filed with respect to any property or assets held or acquired or to be acquired by Target and no election has been made under Section 338(h)(10) of the Code (or will be made without the prior written consent of Seller and Buyer) with respect to the sale of the Shares to Buyer. All Taxes that Target is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required have been paid to the proper Governmental Body or other Person. All Tax Returns filed by Target (and, to the extent Target may be liable therefor, Seller) are true, correct and complete. There is no tax sharing agreement that will require any payment by Target after the date of this Agreement. During the consistency period (as defined in
Section 338(h)(4) of the Code with respect to the sale of the Shares to Buyer) neither Target nor any Target affiliate (as defined in Section 338(h)(6) of the Code with respect to the sale of the Shares to Buyer) has sold or will sell any property or assets to Buyer or to any member of the affiliated group (as defined in Section 338(h)(5) of the Code) that includes Buyer. Schedule 5.17 hereto
                                                            -------------
lists  all  such  target  affiliates.

          5.18  ABSENCE  OF  CERTAIN  CHANGES..  Except as set forth in Schedule
                                                                        --------
5.18 hereto, and to the extent reflected in the Agreed Closing Balance Sheet (as
----
such term is defined in Section 10 hereof) since the date of the Interim Balance Sheets, neither Target nor Seller (with respect to Target) has:

          (a) permitted the waste of any of its properties or assets, suffered the damage or destruction of any of its material properties or assets (whether or not covered by insurance) or made any disposition of any of its properties or assets other than the sale of finished goods in the Ordinary Course of Business;

          (b) disposed of any records related to its assets or business other than records that are not necessary to the conduct of its business and were disposed of in the Ordinary Course of Business;

          (c) made any change or amendment in its certificate of incorporation or by-laws, or other governing instruments;

          (d) issued or sold any capital stock or other securities; acquired, directly or indirectly, by redemption or otherwise, any capital stock or other securities; reclassified, split-up or otherwise changed any capital stock or other securities; declared or paid any dividends thereon in cash, securities or other property or made any other distribution with respect thereto; or granted or entered into any options, warrants, calls or commitments of any kind with respect thereto (the purchase price of the Shares shall be reduced by (i) the amount of any such dividends declared or paid and (ii) the amount of any such acquisition of capital stock or other securities (without prejudice to any other remedies to which Buyer may be entitled under this Agreement or otherwise));

          (e) organized any new Subsidiary (as hereinafter defined) or acquired any capital stock or other securities of any Person or any equity or ownership interest in any business;

          (f) borrowed any funds or incurred, or assumed or become subject to, whether directly or by way of guarantee or otherwise, any obligation or liability (absolute or contingent), except obligations and liabilities incurred in the Ordinary Course of Business;

          (g) paid, discharged or satisfied any claim, liability or obligation (absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction in the Ordinary Course of Business of liabilities or obligations reflected or reserved against in the Balance Sheets or incurred in the Ordinary Course of Business since the date of the Balance Sheets;

          (h) except in the Ordinary Course of Business, prepaid any obligation having a maturity of more than 90 days from the date such obligation was issued or incurred;

          (i) permitted or allowed any of its property or assets (real, personal or mixed, tangible or intangible) to be subjected to any Encumbrance, except for those of a kind permitted under Schedule 5.10 hereto;
                                                        --------------

          (j) canceled any debts or waived any claims or rights of substantial value, or sold, transferred, or otherwise disposed of any of its properties or assets, except in the Ordinary Course of Business;

          (k) disposed of or permitted to lapse any rights to the use of any patent, trademark, service mark, trade name or copyright owned or used by it or applicable to its business, or disposed of or, in the Ordinary Course of Business disclosed to any Person any trade secret, formula, process or know-how owned or used by it or applicable to its business and not therefore a matter of public knowledge;

          (l) granted any general increase in the compensation of officers or employees (including any such increase pursuant to any of the Plans (as hereinafter defined)) or any increase in the compensation payable or to become payable to any Related Party;

          (m) paid, loaned or advanced any amount to, or leased any properties or assets to or from, or entered into any agreement or arrangement with, any Related Party;

          (n) granted or extended any power of attorney or acted as guarantor, surety, co-signer, endorser (other than checks endorsed in the Ordinary Course of Business), co-maker, indemnitor or otherwise in respect of the obligation of any Person;

          (o) purchased or entered into any contract or commitment to purchase any raw material or supplies, or sold or entered into any contract or commitment to sell any property or assets, except (i) normal contracts or commitments for the purchase of, and normal purchases of, raw materials or supplies, made in the Ordinary Course of Business, (ii) normal contracts or commitments for the sale of, and normal sales of, inventory in the Ordinary Course of Business, and (iii) other contracts, commitments, purchases or sales in the Ordinary Course of Business;

          (p) done any act or omitted to do any act, or permitted any act or omission to act, which has caused or will cause a breach of any material contract or commitment or which would cause the breach of any representation or warranty contained in this Agreement;

          (q) made any capital expenditures or additions to property, plant or equipment or acquired any other property or assets (other than raw materials and supplies) at a cost in excess of $5,000 in the aggregate for Target;

          (r) sold, transferred, assigned or conveyed any property or asset to, or purchased or acquired any property or assets from, any Related Party, or otherwise not in the Ordinary Course of Business;

          (s) written off or been required to write off any notes or accounts receivable;

          (t)  written  down  or  been  required  to  write  down any inventory;

          (u) directly or indirectly, through a representative or otherwise, solicited, or furnished information to, any prospective buyers, commenced negotiations with any other party or entered into any agreement with any other party concerning the sale of (or any business combination involving) Target or any part thereof (other than the sale of finished goods in the Ordinary Course of Business);

          (v) entered into any collective bargaining or union contracts or agreements;

          (w) agreed or otherwise committed, whether in writing or otherwise, to do any of the foregoing;

          (x) entered into any agreements restricting Target's ability to compete or to disclose information; or

          (y) since the date of the Interim Balance Sheets, experienced any other material adverse change in the business, operations, properties, assets or condition of Target or to Seller's or Target's Knowledge any event, condition or contingency that is likely to result in such a material adverse change.

          5.19     PATENTS,  TRADEMARKS, TRADE NAMES, ETC.   Subject to Schedule
                                                                        --------
5.19,  Target owns, or is licensed or otherwise has the full and exclusive right
----
to use, all patents, trademarks, service marks, trade names, copyrights, technology, know-how, processes, names and likenesses used in or necessary for the conduct of its businesses as heretofore conducted. Schedule 5.19 hereto
                                                            -------------
contains an accurate and complete description of (a) all patents, trademarks, service marks, trade names and copyrights, names and likenesses owned, used or proposed to be used by Target, all registrations and applications therefor. No claims have been asserted by any Person to the use of any such patents, trademarks, service marks, trade names, copyrights, technology, know-how, processes, names and likenesses or challenging or questioning the validity or effectiveness of any such licenses or agreements, and Seller's and Target's Knowledge, there is no valid basis for any such claim.

          5.20 PROPRIETARY RIGHTS; PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT.

          (a) The Target has taken reasonable and customary measures and precautions necessary to protect the confidentiality of the confidential information and trade secrets used in its business.

          (b) All current and, to Seller's and Target's Knowledge, former employees and consultants of the Target have executed an agreement regarding confidentiality and proprietary information and copies of such agreements for current employees have been delivered to Buyer. To the Knowledge the Target, no employee or consultant of the Target is in violation thereof, any inventions, trade secrets or proprietary information of any of the Target employees made prior to their employment by the Target, which are necessary or useful in the Target's business, have been assigned to the Target.

          (c) To Knowledge of Seller and Target, the Target is not infringing and has not at any time infringed or received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement of any registered United States patent or trademark. To the Knowledge of the Target, no Person is infringing, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any Proprietary Asset owned or used by the Target.

          5.21     LEASES..  Schedule  5.21  hereto lists all leases pursuant to
                             --------------
which  Target leases real or personal property.  Except as set forth in Schedule
                                                                        --------
5.21,  all  such  leases  are  in  full  force and effect; there are no existing
----
defaults (or events that, with notice or lapse of time or both, would constitute a default) by Target, or to the best Knowledge of Seller and Target, any other party, thereunder; and all lessors under such leases have consented (where such consent is necessary) to the consummation of the Contemplated Transactions without requiring modification in the rights or obligations of the lessee under such leases and all such consents are listed on Schedule 5.21 hereto. Seller
                                                   -------------
has delivered executed counterpart copies of all consents referred to in the preceding sentence to Buyer.

          5.22     CONTRACTS  AND  COMMITMENTS.  Except as set forth in Schedule
                                                                        --------
5.22  hereto,  Target  is  not  a  party  to  nor  is  Target  bound  by:
----

          (a) (i) any agreement or commitment for the purchase of goods by or the provision of services to Target that continues for a period of more than 30 days or is in excess of the normal, ordinary and usual requirements of its business or at any excessive price and requires payment by Target of more than $12,000 individually in any calendar year or (ii) any agreement or commitment to make any capital expenditures or to acquire any property or assets other than raw materials and supplies, except for agreements or commitments requiring payments of less than $12,000 individually in any calendar year;

          (b) (i) any outstanding sales or service agreement or commitment for the provision of goods or services by Target or (ii) any distribution, sales agency or similar agreement;

          (c) (i) any agreement or commitment with officers, employees, agents, consultants, advisors, salesmen, sales representatives, distributors or dealers that is not cancelable by Target on notice of not longer than 30 days and without liability, penalty or premium, (ii) any agreement, commitment or arrangement providing for the payment of any bonus or commission based on or relating to sales or earnings, (iii) any employment agreement or commitment providing for annual compensation in excess of $70,000 individually, (iv) any other agreement or commitment that contains any severance or termination pay liabilities or obligations, or (v) any collective bargaining or union agreement or commitment;

          (d) any agreement that permits or requires termination or modification if a named individual ceases to be associated with, or to hold a designated position with, Target;

          (e) any agreement or commitment that restricts Target from carrying on any business anywhere in the world or requires the making of any charitable contributions;

          (f) any liability or obligation with respect to the return of inventory or merchandise in the possession of wholesalers, distributors, retailers or other customers;

          (g) (i) any loan or credit agreement or other agreement or commitment with respect to indebtedness for borrowed money, (ii) any guarantee of or agreement or commitment to acquire any such indebtedness of others, (iii) any security agreement, mortgage or other agreement or commitment that creates or may create any Encumbrance on any of its properties or assets, or (iv) any outstanding power of attorney or any obligation or liability (whether absolute, accrued, contingent or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person;

          (h) any agreement or commitment having a remaining term in excess of one year (other than agreements or commitments under which the only substantial obligation of Target is to make payments not exceeding $12,000 individually per calendar year); and

          (i) any agreement or commitment the performance of which will result in any violation or failure to comply with any government rule or regulation.

          (j) any other agreement, commitment or restriction that is material to its business, operations, financial condition, assets or prospects.

          5.23 STATUS OF AGREEMENTS.. . All contracts, agreements, commitments, plans, leases, policies and licenses disclosed or required to be disclosed in the Schedules hereto are valid legally binding and enforceable in accordance with its terms, except for non-material oral modifications to such documents, and in full force and effect. The status of Target's current sales orders  is  as  set  forth  on  Schedule  5.23  hereto.
                                --------------

          5.24     CUSTOMERS  AND  SUPPLIERS.  Schedule 5.24 hereto sets forth a
                                               -------------
list of (a) the 25 largest customers of Target in terms of sales during the nine months ended March 31, 2001 and (b) the 25 largest suppliers of Target in terms of purchases during such period. Except as set forth in Schedule 5.24 hereto,
                                                           -------------
to the Knowledge of Seller and Target the business relationships of Target with any customer or supplier named in Schedule 5.24 are good. Except for the
                                        --------------
customers  and  suppliers named in Schedule 5.24 hereto, Target did not have any
                                   -------------
customer who accounted for more than 5% of the sales of Target during the nine months ended March 31, 2001, or any supplier from whom Target purchased more than 5% of the goods or services that Target purchased during such period. Except as set forth in Schedule 5.24 hereto, no Related Party has been a
                            --------------
supplier  to  or  a  customer  of  Target  since  July  1,  2000.

          5.25 LIABILITIES. The aggregate liabilities as of April 30, 2001 shall not be in excess of $475,000.

          5.26 ORDERS, COMMITMENTS AND RETURNS. The aggregate of all agreements or commitments for the purchase of inventory, materials and supplies by Target does not exceed $100,000, all of which orders, agreements and commitments were made in the Ordinary Course of Business. There are no claims against Target to return in excess of an aggregate of $25,000 of merchandise by reason of alleged over-shipments, defective merchandise or otherwise, or of merchandise in the hands of customers under an understanding that such merchandise would be returnable. Schedule 5.26 sets forth: (i) a breakdown and
                                  -------------
aging of the Target's existing accounts payable; (ii) a breakdown of all customer deposits and other deposits held by the Target; and (iii) a breakdown of the Target's long-term debt.

          5.27     INSURANCE.   Schedule  5.27  hereto  contains an accurate and
                                --------------
complete list of all forms of insurance owned or held by or covering Target or all or any portion of its property and assets, and the limits of coverage thereunder. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no notice of cancellation or termination has been received with respect to any such policy. The Company has not received: (i) any notice or other communication (in writing or otherwise) regarding the actual or possible cancellation or invalidation of any of the policies identified in Schedule 5.27
                                                                   -------------
or  regarding  any  actual  or possible adjustment in the amount of the premiums payable with respect to any of the said policies; (ii) any notice or other communication (in writing or otherwise) regarding any actual or possible refusal of coverage under, or any actual or possible rejection of any claim under, any of the insurance coverage identified in Schedule 5.27; or (iii) any indication
                                          -------------
that the issuer of any of the insurance coverage identified in Schedule 5.27 may
                                                               -------------
be  unwilling  or  unable  to  perform  any  of  its  obligations  thereunder.

          5.28 LABOR RELATIONS.. Target has paid in full to its employees all wages, salaries, commissions, bonuses and other direct compensation for all services performed by them, excluding accrued vacation through April 30, 2001. Target is not liable for any severance pay or other payments on account of termination of any former employee. Target has performed its obligations under all labor agreements to which Target is party or by which Target is bound and has made all payments required thereby. Except as set forth in Schedule 5.28
                                                                   -------------
hereto, (a) Target is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and Target is not and has not been engaged in any unfair labor practice, (b) there is no unfair labor practice complaint against Target pending before the National Labor Relations Board, (c) there is no labor strike, dispute, slowdown or stoppage actually pending or threatened against or affecting Target, (d) no representation question exists respecting the employees of Target, (e) no grievance or arbitration proceeding arising out of or under collective bargaining agreements relating to employees of Target is pending and no claim therefor exists, (f) no collective bargaining agreement that is binding on Target restricts Target from relocating or closing any of its operations, (g) Target has not experienced any strike, work stoppage or other labor difficulty since February 1997, and (h) no collective bargaining agreement relating to employees of Target is currently being negotiated or proposed to be negotiated. The Company has no collective bargaining agreements, union Contracts or similar Contract with any of its employees. There is no labor union organizing activity pending or, to the Target's Knowledge, threatened with respect to the Target. The employment of each of the Target's employees is terminable by the Target at will; and no employee has any agreement or contract, written or verbal, regarding his employment.

          5.29     EMPLOYEE BENEFIT PLANS; ERISA.  Schedule 5.29 hereto contains
                                                   -------------
a true and complete list of all bonus, deferred compensation, pension, profit-sharing, retirement, insurance, stock purchase, stock option, welfare, severance, hospitalization, insurance or other fringe benefit plan, arrangement or practice, or any other employee benefit plan (as defined in Section 3(3) of ERISA (as hereinafter defined), whether formal or informal, presently maintained by Target or maintained by it since June 30, 1997, under which Target has any obligation to contribute or under which employees of Target are eligible to participate (collectively, the "Plans").
                                   -----

          5.30     PERSONNEL.  Schedule 5.30  hereto lists (a) the names, titles
                               -------------
and current annualized salaries of all employees, directors and elected and appointed officers of Target, and (b) the wage rates for non-salaried and non-executive salaried employees of Target by classification. Schedule 5.30
                                                                   -------------
contains a list of individuals who are currently performing services for the Company business and are classified as "consultants" or "independent contractors" and the respective compensation of each such "consultant" or "independent contractor."

          5.31 COMPLIANCE WITH LAW.. To the Knowledge of Seller and Target, the operations of Target have been materially conducted in accordance with all applicable laws, regulations and other requirements of all Governmental Bodies having jurisdiction over Target, including, without limitation, all such laws, regulations and requirements relating to anti-trust, foods and drugs, consumer protection, currency exchange, equal opportunity, health, pollution or protection of the environment, occupational safety, pension, securities or trading-with-the-enemy matters, except where the failure so to comply would not individually or in the aggregate have a material adverse effect on the business or financial condition of Target. Neither Seller nor Target has since June 30, 1998 received any notification of any asserted present or past failure by Target to comply with any such laws, rules or regulations. To the Knowledge of Seller and Target, Target has all licenses, permits, orders or approvals from Governmental Bodies required for the conduct of its businesses as presently conducted, except where the failure to have such licenses, permits, orders or approvals would not individually or in the aggregate have a material adverse effect on the business or financial condition of Target, and Target is not in violation of any such license, permit, order or approval, except where the violation of such license, permit, order or approval would not individually or in the aggregate have a material adverse effect on the business or financial condition of Target. All such licenses, permits, orders and approvals are in full force and effect, and no suspension or cancellation thereof has been threatened.

          5.32     GOVERNMENT,  REGULATORY  AND  INDUSTRIAL  AUTHORIZATIONS.
Schedule 5.32 identifies: (i) each Governmental Authorization or License held by
-------------
the Target, and (ii) each other Governmental Authorization that, to Knowledge of the Seller and the Target, is held by any of the Target's employees and relates to or is reasonably necessary to the Target's business. The Seller has delivered to the Buyer accurate and complete copies of all such Governmental Authorizations including all renewals thereof and all amendments thereto. Each Governmental Authorization identified or required to be identified in Schedule
                                                                        --------
5.32  is  valid  and  in  full force and effect. The Governmental Authorizations
----
identified  in  Schedule  5.32  constitute  all  the Governmental Authorizations
                --------------
necessary (i) to enable the Target to conduct its business in the manner in which its business is currently being conducted, and (ii) to permit the Target to own and use its assets in the manner in which they are currently owned and used.

                    5.32.1 Seller and Target represent that they have all licenses, permits, consents, privileges, authorizations, immunities and orders of any Governmental Body, including but not limited to the Food and Drug Administration ("FDA"), required for conducting business as presently conducted by the Target and at the Target's facility as currently operated. To the best of their Knowledge, Seller and Target have not received written notice of any action pending or threatened by any Governmental Body having jurisdiction either to revoke, restrict, withdraw or suspend any such Governmental Permit.

                    5.32.2 Seller and Target represent that Target's facility is registered with the FDA as a device establishment with its own authority to conduct business, including but not limited to possessing an owner/operator number issued by the FDA. Seller and Target also represent that Target's FDA or other Governmental Body authorizations at Target's facility will continue in effect and Target can continue to operate independently under the FDA registration and all other authorizations after the Closing.

                    5.32.3 Target's operations have been conducted so as to comply with all applicable binding administrative policies of any Governmental Body, including but not limited to the FDA, relating to the research and development and manufacture of catheters, medical products, or any other products under development at Target's facility. Seller and Target also warrant that all outstanding audit issues from the FDA or other Governmental Body inspections, including but not limited to those listed on FDA Form 483 have been answered and resolved to the satisfaction of the FDA or any other Governmental Body.

                    5.32.4 Seller and Target represent and warrant that Target's facility is currently certified for the areas of design, development, production and distribution of medical disposable products and manufacturing equipment under the requirements of the International Standards Organization ("ISO") 9001 and EN 46001. To the best of their Knowledge, all outstanding questions or issues derived from prior audits and inspections by T V, relating to ISO 9001 or EN 46001 certification, have been rectified and/or corrected or the corrective action required to correct the outstanding issues remaining will not have a material adverse effect on the financial condition or business operations of the Target. Seller and Target represent that there is an ISO audit scheduled to take place on or about May 7th or May 8th of 2001. Should any cost or fees arise as a result of a deficiency found in the certification process costing in excess of twenty thousand dollars ($20,000) Seller will indemnify Target and Buyer for all such costs in excess of twenty thousand dollars ($20,000). Seller and Target also represent that the transactions set forth in this Agreement will not cause the ISO 9001 and EN 46001certification to be revoked, restricted, withdrawn or suspended. To the best of their Knowledge, Seller and Target have not received written notice of any action pending or threatened by the ISO having jurisdiction over any certification program either to revoke, restrict, withdraw or suspend any such ISO certification.

          5.33     ENVIRONMENTAL  MATTERS.
                   ----------------------

                    5.33.1     Except  as set forth in Schedule 5.33, the Target
                                                       -------------
has obtained all permits, licenses and other authorizations which are required in connection with the conduct of its business operations under applicable laws and regulations relating to pollution or protection of the environment, including regulations relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including without limitation ambient air, surface water, groundwater, or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.

                    5.33.2     Except  as set forth in Schedule 5.33, the Target
                                                       -------------
is in full compliance in the conduct of its business with all terms and conditions of the required permits, licenses and authorizations, and is also in full compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in those laws or contained in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, except where the failure to so comply would not individually or in the aggregate have a material adverse effect on the business or financial condition of Target.

                    5.33.3     Except as set forth in Schedule 5.33, neither the
                                                      -------------
Seller nor the Target is aware of, nor has the Seller or Target received notice of, any past, present or future events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent compliance or continued compliance with those laws or any regulations, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, or which may give rise to any common law or legal liability, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, study or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, chemical, or industrial, toxic or hazardous substance or waste.

                    5.33.4     Except as set forth in Schedule 5.33, there is no
                                                      -------------
civil, criminal or administrative action, suit, demand, claim, hearing, notice or demand letter, notice of violation, investigation, or proceeding pending or threatened against the Target in connection with the conduct of its business relating in any way to those laws or any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

                    5.33.5 To the best of the Seller's Knowledge, no property now owned by the Target, and no property formerly owned by the Target, has any pollutants, contaminants, industrial toxic or hazardous substances deposited or stored in any buildings therein, on the surface of the land or below the surface.

                    5.33.6          Schedule  5.33  lists  all  discharges  or
                                    --------------
release of pollutants, contaminants, industrial toxic or hazardous substances into the air, water, soil or otherwise into the environment caused in whole or in part by the Target. Schedule 5.33 lists all environmental reports,
                            --------------
investigations, surveys and inquiries conducted by or on behalf of the Target or by any other person or governmental agency in respect of property now or at any time previously owned by the Target, each of which has been made available to Buyer.

          5.34 NO BROKERS OR FINDERS. Neither Seller nor Target, or any of their respective officers, directors or employees, has employed any broker or finder or, directly or indirectly, incurred any liability for any brokerage or finder's fees or commissions or similar payments in connection with this Agreement or any of the Contemplated Transactions.

          5.35 ABSENCE OF CERTAIN COMMERCIAL PRACTICES. Neither Target nor any director, officer, agent, employee or other Person acting on behalf of Target, has (a) given or agreed to give any gift or similar benefit with a value greater than $500 to any customer, supplier, or governmental employee or official or any other Person who is or may be in a position to help or hinder Target or assist Target in connection with any proposed transaction, which gift or similar benefit, if not given in the past, might have materially and adversely affected the business or prospects of Target, or which, if not continued in the future, might materially and adversely affect the business or prospects of Target, or (b) used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of section 30A of the Securities Exchange Act of 1934. Neither Target nor any director, officer, agent, employee or other Person acting on behalf of Target, has accepted or received any unlawful contributions, payments, gifts, or expenditures.

          5.36 NO COMPETING BUSINESS. Except to the extent of Seller's business operations described in Section 9.1 hereof, Seller and the Persons (if any) in which Seller has any direct or indirect equity interest, do not compete with or conduct any business similar to the business conducted or proposed to be conducted by Target.

          5.37     RELATED  PARTIES.   Except  as  set  forth  in  Schedule 5.37
                                                                   -------------
hereto, (a) during the nine months ended March 31, 2001, there have been no transactions between Target and any Related Party or any payment (however characterized) by Target to any Related Party or by any Related Party to Target (other than the payment of regular compensation for services rendered by employees of Target in their capacities as such), and (b) there is no lease, agreement  or  commitment  between Target and any Related Party.  As used in the preceding sentence, the term "transaction" includes, without limitation, any sale or other transfer of property or assets, the lease or other use of property or assets, the provision of services and the furnishing of personnel, whether or not for consideration. Except as set forth in Schedule 5.37 hereto, (i) no
                                                    -------------
Related Party has any material interest in any property, real or personal, tangible or intangible, including, without limitation, inventions, patents, trademarks, service marks or trade names, used in or pertaining to the business of Target, (ii) no Related Party is indebted to Target, and (iii) Target is not indebted to any Related Party.

          5.38     PRODUCTS  LIABILITY.   Except  as  set forth in Schedule 5.38
                                                                   -------------
hereto, there is no action, suit, inquiry, proceeding or investigation by or before any court or Governmental Body pending or, to the best Knowledge of Seller and Target, threatened against or involving Target relating to any product alleged to have been manufactured or sold by Target and alleged to have been defective, or improperly designed or manufactured, nor, to the Knowledge of Seller or Target is there any valid basis for any such action, proceeding or investigation.

          5.39 BOOKS AND RECORDS. The books of account, minute books, stock record books and other records of Target, all of which have been or will be made available to Buyer, are true and complete. At the Closing, all of those books and records will be in the possession of Target.

          5.40 DISCLOSURE. No representations or warranties by Seller in this Agreement and no statement contained in the Financial Statements or the Schedules contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading. Documents delivered or to be delivered to Buyer pursuant to this Agreement are or will be true and complete copies of what they purport to be.

          5.41 DUE DILIGENCE COMPLETE. Target has provided the Buyer and the Buyer's Representatives with full and complete access to all of the Target's records and other documents.

          5.42   STATEMENTS IN SCHEDULES.   All statements made by Seller in the
Schedules submitted by Seller pursuant to Section 5 hereunder shall constitute representations and warranties made by Seller to Buyer.

          5.43     FICTITIOUS  NAME.  Except  as set forth in Schedule 5.43, the
                                                              -------------
Target has not since June 30, 1997 conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name.

          5.44 POWERS OF ATTORNEY. The Target has not given a power of attorney to any Person.

6.   REPRESENTATIONS  AND  WARRANTIES  OF  BUYER.

          Buyer represents and warrants (both as of the date of this Agreement and as of the Closing Date except as otherwise provided) to, and agrees with, Seller as follows:

          6.1 ORGANIZATION OF BUYER; AUTHORIZATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Massachusetts, with full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement will have been duly authorized, at or prior to Closing, by all necessary corporate action (including, without limitation, approval by the Board of Directors) of Buyer and this Agreement will constitute a valid and binding obligation of Buyer, enforceable against it in accordance with its terms. At the Closing, Buyer shall deliver to Seller certified copies of the resolutions adopted by its Board of Directors to authorize the execution, delivery and performance of this Agreement.

          6.2 NO CONFLICT AS TO BUYER. Neither the execution and delivery of this Agreement nor the performance of Buyer's obligations hereunder will (a) violate any provision of the certificate of incorporation or by-laws (or other governing instrument) of Buyer, (b) violate, be in conflict with, or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under any agreement or commitment to which Buyer is party or by which it or its assets are bound, or (c) violate any statute or law or any judgment, decree, order, regulation or rule of any court or Governmental Body applicable to Buyer.

          6.3     PROCEEDINGS;  ORDERS.

          (a) There is no pending Proceeding, and, to the Buyer's Knowledge, no Person has threatened to commence any Proceeding that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions or the Buyer's ability to comply with or perform its obligations and covenants under the Transactional Agreements.

          (b) There is no Order nor, to the Knowledge of the Buyer, any proposed Order that, if issued or otherwise put into effect, (i) may have adverse effect on the Target's business, condition, assets, liabilities, operations, financial performance, net income or prospects (or on any aspect or portion thereof or on the ability of the Seller and/or the Target to comply with or perform any covenant or obligation under this Agreement, or (ii) may have the effect of preventing, delaying, making illegal or otherwise interfering with the Target.

     6.4  INVESTMENT  REPRESENTATIONS.

          (a) The Buyer understands that the Stock has not been registered under the Securities Act. The Buyer also understands that the Stock is being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon the Buyer's representations contained in this Section 6.4.

          (b) The Buyer is acquiring the Stock for the Buyer's own account for investment only, and not with the current intention of making a public distribution thereof.

          (c) The Buyer represents that by reason of its, or of its management's business or financial experience, the Buyer has the capacity to protect its own interests in connection with the Transactions contemplated in this Agreement. The Buyer is able to bear the loss of its entire investment in the Target. The Buyer is not a corporation, partnership or other entity specifically formed for the purpose of consummating this transaction.

          (d) The Buyer is an accredited investor as that term is defined in Rule 501(a) of Regulation D, promulgated pursuant to the Securities Act.

          (e) The Buyer has been afforded an opportunity to ask questions of and receive responses from the Target and the Seller concerning the business, assets, properties, condition or operations of the Target and is satisfied with the results of its due diligence.

          6.5 CONSENT. All consents, approvals, orders, or authorizations of, or registration, qualification, designation, declaration or filing with any governmental or banking authority required on the part of the Buyer in connection with the consummation of the Transactions contemplated in this Agreement and the other Transactional Agreement, have been or shall have been obtained prior to and shall be effective as of the Closing.

          6.6 NO BROKERS OR FINDERS.. Neither Buyer nor any of its officers, directors or employees, has employed any broker or finder or, directly or indirectly, incurred any liability for any brokerage or finder's fees or commissions or similar payments in connection with any of the Contemplated Transactions other than Garguillo & Company, whose fees have been incurred solely, and shall be paid, by Buyer.

7.     ACCESS  AND  REPORTING;  FILINGS  WITH  GOVERNMENTAL  AUTHORITIES..

          7.1 REGULATORY MATTERS.. Seller and Target shall (a) file with applicable regulatory authorities the applications and related documents required to be filed by them (and prosecute diligently any related proceedings) in connection with the Contemplated Transactions, and (b) cooperate with the others as they may reasonably request in connection with the foregoing.


          7.2 TAX INDEMNITY AND PREPARATION OF RETURNS. The following provisions shall govern the allocation of responsibility as between Buyer and Seller for certain tax matters following the Closing Date, provided, however, that any Tax Indemnity of the Seller established hereunder shall be subject to the limitations described under Section 8.3 of this Agreement:

                    7.2.1 TAX PERIODS ENDING ON OR BEFORE THE CLOSING DATE. Seller shall prepare or cause to be prepared and file or cause to be filed all Returns for the Target for all periods ending on or prior to the Closing Date which are filed after the Closing Date. Seller shall permit Buyer to review and comment on each such Return described in the preceding sentence prior to filing. Seller agrees, to indemnify and hold Buyer and the Target harmless against, and will reimburse Buyer (or, at Buyer's option, the Target or an affiliate of Buyer) for Taxes of the Target with respect to such periods within fifteen (15) days of payment by Seller or the Target of such Taxes to the extent such Taxes are not accrued on the Closing Balance Sheet.

                    7.2.2 TAX PERIODS BEGINNING BEFORE AND ENDING AFTER THE CLOSING DATE. Buyer shall prepare or cause to be prepared and file or cause to be filed any Returns of the Target for Tax periods, which begin before the Closing Date and end after the Closing Date. Seller agrees, to indemnify and hold Buyer and the Target harmless against, and will reimburse Buyer (or, at Buyer option, the Target or an affiliate of Buyer) within fifteen (15) days of the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such Taxable period ending on or before the Closing Date to the extent such Taxes are not accrued on the Closing Balance Sheet. For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a Taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Taxable period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in the entire Taxable period, and (y) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant Taxable period ended on the Closing Date. For purposes of this Section, in the case of any Tax credit relating to a Taxable period that begins before and ends after the Closing Date, the portion of such Tax credit which relates to the portion of such Taxable period ending on the Closing Date shall be the amount which bears the same relationship to the total amount of such Tax credit as the amount of Taxes described in (y) above bears to the total amount of Taxes for such Taxable period. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company.


                    7.2.3 Without the prior written consent of the Buyer, the Seller shall not make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or take any other similar action, or omit to take any action relating to the filing of any Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action or omission would have the effect, for any period after the Closing, of increasing the Tax liability or decreasing any Tax benefit of the Buyer or Target. Without the prior written consent of the Seller, neither Buyer nor Target shall make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or take any other similar action, or omit to take any action relating to the filing of any Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action or omission would have the effect, for any period prior to the Closing, of increasing the Tax liability or decreasing any Tax benefit of the Seller.

          7.3 ACCESS FOLLOWING CLOSING. Following the Closing Date, (a) Seller shall give Buyer and Target, and their authorized representatives, access to their books and records (and permit Buyer and Target to make copies thereof) to the extent relating to Target, as Buyer may reasonably request, and (b) Buyer shall cause Target to give Seller, and their authorized representatives, access to Target's books and records (and permit Seller to make copies thereof) to the extent relating to periods prior to the Closing Date as Seller may reasonably request for purposes of preparing Tax Returns and conducting proceedings relating to Taxes.

          7.4 CONFIDENTIALITY. Buyer shall keep confidential and not disclose to any Person (other than its employees, attorneys, accountants and advisers) or use (except in connection with the evaluation, negotiation, documentation and closing of the Contemplated Transactions) all Non-Public Information (as hereinafter defined) relating to Target obtained by Buyer. Buyer shall keep confidential and not disclose to any Person (other than its employees, attorneys, accountants and advisers) or use (except in connection with the evaluation, negotiation, documentation and closing of the Contemplated Transactions) all Non-Public Information (as hereinafter defined) relating to Seller obtained by Buyer. Seller shall, keep confidential and not disclose to any Person (other than its employees, attorneys, accountants and advisers) or use (except in connection with preparing Tax Returns, conducting proceedings relating to Taxes and, prior to the Closing Date, as required in the conduct of the business of Target in the ordinary course and consistent with past practice) any Non-Public Information relating to Buyer or Target. Seller, Buyer and Target shall not disclose the existence of this Agreement or the subject matter or the terms and conditions of this Agreement or of the Contemplated Transactions to any Person and shall take all necessary precautions to ensure that the existence of this Agreement, the subject matter, the terms and conditions of this Agreement and the Contemplated Transactions be held confidential by their respective employees and representatives, (i) except and to the extent that such disclosure is required to be made by Seller or Buyer pursuant to the Securities Act of 1933 or the Securities and Exchange Act of 1934 or (ii) except disclosure by Seller or Buyer which shall have been previously consented to in writing by the other party. Prior to the release or publication of any press release, including, but not limited to, any press release required under the Securities and Exchange Act of 1934, the releasing party shall provide the other party with a draft, copy or release and an opportunity to submit comments relating thereto. No Person shall be deemed to have violated this Section 7.4 by disclosure of information that (a) at the time of disclosure is publicly available or becomes publicly available through no act or omission of such Person, (b) is disclosed to such Person by a third party that did not acquire the information under an obligation of confidentiality, (c) is independently acquired by such Person as a result of work carried out by an employee, agent or consultant of such Person to whom no disclosure of such information has been made, (d) is disclosed as reasonably required in connection with a proceeding to enforce such Person's rights under this Agreement, or (e) is disclosed as required by court order or as otherwise required by law, on condition that notice of the requirement for such disclosure is given to the other parties prior to making any disclosure and the Person subject to such requirement cooperates as the other parties may reasonably request in resisting it. Seller, Buyer and Target shall use their best efforts to cause their respective representatives, employees, attorneys, accountants and advisers to whom information is disclosed pursuant to this
Section  7.4  to  comply  with  the  provisions  of  this  Section.

          7.5 BANK ACCOUNT. The Seller shall close all bank accounts maintained by or for the Target within five (5) business days after the Closing.

8.     SURVIVAL  OF  REPRESENTATIONS  AND  WARRANTIES;  INDEMNIFICATION;  ESCROW
PROVISIONS.

          8.1 SURVIVAL. All representations, warranties and agreements contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Closing for a period of eighteen months. For purposes of this Agreement, although each statement or other item of information set forth in a Schedule qualifies the specific representation and warranty to which such information refers, all such statements and other items of information set forth in the Schedule shall be deemed to be a representation and warranty made by the Buyer and the Seller as the case may be in this Agreement.

          8.2     INDEMNIFICATION  BY  SELLER.   The  Seller  guarantees  that
Target will receive payments of seven hundred thousand dollar ($700,000), (as described in Section 10.2(b) hereof) by August 31, 2001 from Target's April 30, 2001 Accounts Receivable, as defined in Section 10.2 hereof. Said list includes Accounts Receivable related to all work completed by Target through April 30, 2001 (regardless of when billed) and is excluding any uncollected Accounts Receivable that are included in Target's customer deposit schedule as of April 30, 2001. The seven hundred thousand dollar ($700,000) guarantee described above shall not be subject to the Minimum Threshold of Section 8.3 hereto.

          (a) Seller shall indemnify and hold harmless Buyer and Target, and shall reimburse Buyer and Target for, any loss, liability, claim, damage, expense (including, without limitation, costs of investigation and defense and reasonable attorneys' fees) or diminution of value (collectively, "Damages") arising from or in connection with (a) any inaccuracy in any of
      -------
     the representations and warranties of Seller or Target in this Agreement or in any certificate delivered by Seller or Target pursuant to this Agreement, or any actions, omissions or state of facts inconsistent with any such representation or warranty, (b) any failure by Seller or Target to perform or comply with any of their respective obligations under this Agreement, (c) any product shipped by Target prior to the Closing Date, or
     (d) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Seller or Target (or any Person acting on their behalf) in connection with any of the Contemplated Transactions. Seller at its sole cost and expense shall be required to defend the suits and actions set forth on Schedule 5.16. Seller shall
                                                     -------------
     indemnify and hold harmless Target and Buyer from any and all losses and expenses (including reasonable legal fees to monitor such suits) in accordance to the provisions of Section 8 hereto without the minimum threshold of Section 8.3 hereto.


          8.3 LIMITATIONS AS TO INDEMNIFICATION AMOUNT. Seller shall have no liability (for indemnification or otherwise) with respect to the matters described in Section 8.2(b) until the total of all Damages with respect thereto exceeds $10,000 but then for the entire amount of such Damages, including those not in excess of $10,000. However, this Section 8.3 shall not apply to any intentional misrepresentation or breach of warranty or any intentional failure to perform or comply with any agreement and Seller shall be liable for all Damages with respect thereto.

          8.4 ESCROW FUND. The performance by Seller's indemnification obligations under Section 8.2 of this Agreement shall be secured by an escrow fund ("Escrow Fund") equal to 10% of the Purchase Price to be held and disposed
        -----------
of by Chrisman, Bynum & Johnson, P.C. (the "Escrow Agent") pursuant to an Escrow
                                            ------------
Agreement by and among Buyer, Seller, Target and Escrow Agent, substantially in the form of Exhibit 8.4 annexed hereto and made a part hereof (the "Escrow
               ------------                                               ------
Agreement").   Seller's  obligations  under  Section 8.2 of this Agreement shall
---------
not be limited or otherwise affected by any termination, continuation or depletion of the Escrow Fund or any termination or continuation of the Escrow Agreement.

          8.5 PROCEDURE FOR INDEMNIFICATION. In the event that Seller has not performed or is not performing its obligations under this Agreement, or in the event of a breach of any representation, warranty or covenant made by Seller or Target under this Agreement which results in any Damages for which Buyer or Target would be entitled to indemnification pursuant to Section 8.2, Buyer shall give written notice of the same (including, without limitation, the monetary value of such Damages) and Buyer shall be entitled to receive immediately from the Escrow Fund an amount equal to the value of such Damages. If any such legal action shall be brought against Buyer or Target for which Buyer or Target is entitled to indemnification under Section 8.2, Buyer shall give notice thereof to Seller and Seller shall be entitled to participate in the defense thereof at Seller's own costs and expense. Notwithstanding the foregoing sentence, if Buyer or Target determines in good faith that there is a reasonable probability that an action may materially and adversely affect them or their affiliates other than as a result of monetary damages, Buyer or Target may, by written notice to Seller, assume the exclusive right to defend, compromise or settle such action. The failure of Buyer or Target to notify Seller pursuant to the provisions of this Section 8.5 shall not relieve Seller of any liability that it may have owing to Buyer or Target hereunder.

          8.6 RELEASE OF ESCROW FUND TO SELLER. Provided no claim by Buyer then exists for all or a portion of the Escrow Fund, one-half (1/2) of the Escrow Fund shall be released to Seller six-months after the Closing Date and all remaining balance of the Escrow Fund shall be released to Seller twelve months from the Closing Date whereupon the Escrow Agreement shall terminate. To the extent a claim does exist on either of the foregoing dates, all sums in the Escrow Fund shall continue to be held in escrow pursuant to the Escrow Agreement until such claim shall have been fully resolved. Release of escrow funds does not absolve Seller/Target of any subsequent responsibilities.



9.     RESTRICTIVE  COVENANTS.

          9.1 COVENANT NOT-TO-COMPETE. For a two-year period commencing on the Closing Date, Seller and Persons (if any) in which Seller has any direct or indirect equity interest, shall not compete with or conduct any business, anywhere in the world, similar to the business conducted by Target at any time prior to the Closing Date; provided, however, that this Section 9.1 shall not be deemed to (i) restrict or limit Seller's usual development business in which catheters may be parts of larger medical devices or (ii) apply to restrict or limit the business activity of any Person (other than a Related Person) which may acquire Seller or into which Seller may merge. During the two year period set forth above, Seller shall not (a) engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation or control of, or render services to, any business that is in competition with the business of Target as it exists on the date of Closing except Seller may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Exchange Act; (b) either for himself or any other Person, induce or attempt to induce any customer, supplier, licensee or business relation of the Buyer or any entity under common control with Seller to cease doing business with the Buyer or such entity, or in any way interfere with the relationship between any customer, supplier, licensee or business relation of the Buyer or such entity.

          9.2     NON-SOLICITATION.   For  a  two-year  period  commencing  the
Closing Date, Seller shall not solicit any employees of Buyer or Target without the prior written consent of Buyer.

10.     ASSETS  AND  LIABILITIES.

          10.1 AGREED CLOSING BALANCE SHEET. The parties agree that Target's balance sheet as of the Closing Date shall have assets and liabilities in the amounts set forth on Exhibit 10.1 attached hereto (the "Agreed Closing
                         -------------
Balance  Sheet").

          10.2  ACCOUNTS  RECEIVABLE.

          (a) By May 15, 2001, Seller shall prepare and deliver to Buyer a list of accounts receivable of Target as of April 30, 2001 (the "April 30, 2001 Accounts Receivable"). The list shall include the name and telephone number of the person responsible to pay such receivables. By May 15, 2001, Seller and Target shall deliver to Buyer a notification to each of the Persons listed on the list of April 30, 2001 Accounts Receivable instructing such person to pay the April 30, 2001 Accounts Receivable to Target's account maintained by Buyer. Buyer and Target shall use reasonable efforts with the assistance of Seller to collect the April 30, 2001 Accounts Receivable. Any amounts of the April 30, 2001 Accounts Receivable received by Target or Buyer in excess of $700,000 shall be paid to Seller upon receipt. Upon request by Seller made not more often than once in two weeks, Buyer will provide Seller with a schedule listing amounts collected of the April 30, 2001 Accounts Receivable.

          (b) On August 31, 2001, Seller will pay Target an amount equal to $700,000 less all April 30, 2001 Accounts Receivable collected by Buyer and Target from the Closing Date until August 31, 2001. Contemporaneously with the payment to Target, Target shall assign to Seller all April 30, 2001 Accounts Receivable not collected.

          (c) Each party to this Agreement shall be given full access to the other parties' accounting records to verify and/or audit payment activity relating to the April 30, 2001 Accounts Receivable.

          10.3     LIABILITIES.

          (a) Seller shall be responsible to pay all of Target's Accounts Payable, Accrued Compensation (excluding accrued vacation) and Income Taxes outstanding at April 30, 2001 ("Seller's Assumed Liabilities") including such liabilities for any period prior to April 30, 2001 but billed after April 30 2001. Seller shall pay the Seller's Assumed Liabilities when due and provide Buyer with evidence of such payments. Seller shall indemnify and hold harmless Buyer and Target from any losses and expenses resulting from the non-payment when due of Seller's Assumed Liabilities, in accordance with the provisions of Section 8 hereto, without regard to the minimum threshold set forth in Section 8.3 hereto including reasonable attorney fees.

          (b) In addition to the purchase price set forth in Section 1.2 herein, Buyer and Target shall pay Seller for assuming Seller's Assumed Liabilities an amount equal to $475,000, less accrued vacation and customer deposit liabilities (excluding any customer deposits included in the April 30, 2001 Accounts Receivable). This payment shall be paid to Seller from the first proceeds received from collection of the April 30, 2001 Accounts Receivable.

11.     DEFINITIONS..

          As used in this Agreement, the following terms have the meanings specified or set forth in this Section 11.

          "Agreements" shall mean this Agreement including any exhibits or Schedule hereto.

          "Balance  Sheets"  shall  have the meaning ascribed thereto in Section
5.9  herein.

          "Business Day" shall mean any day that is not a Saturday or Sunday or a day on which banks located in the City of New York are authorized or required to be closed.

          "Buyer" shall mean CardioTech International, Inc., a Massachusetts corporation.

          "Closing" shall have the meaning ascribed thereto in Section 2.1 herein.

          "Closing  Date"  shall  mean  the  date  and  time  of  the  Closing.

          "Code"  shall  mean  the  Internal  Revenue  Code of 1986, as amended.

          "Contemplated Transactions" shall mean the sale of the Shares by Seller to Buyer, the purchase of the Shares by Buyer from Seller, performance of and compliance with all agreements contained in this Agreement, and Buyer's exercise of control over Target, including, without limitation, the removal of any or all of the directors, officers and employees of the Target and the replacement of those individuals by individuals selected by Buyer.

          "Damages" shall have the meaning ascribed thereto in Section 8.2 herein.

          "Encumbrance" shall mean any security interest, mortgage, lien, charge, adverse claim or restriction of any kind, including, without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          "Escrow Agent" shall have the meaning ascribed thereto in Section 8.4 herein.

          "Escrow  Agreement" shall have the meaning ascribed thereto in Section
8.4  herein.

          "Escrow Fund" shall have the meaning ascribed thereto in Section 8.4 herein.

          "GAAP" shall mean generally accepted United States accounting principles consistently applied.

          "Governmental Body" shall mean any domestic or foreign national, state or municipal or other local government or multi-national body, any subdivision, agency, commission or authority thereof, or any quasi-governmental or private body exercising any regulatory or taxing authority thereunder.

          "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          "Interim  Balance  Sheet"  shall  have the meaning ascribed thereto in
Section  5.9  herein.

          "Knowledge" of a particular fact or other matter shall be met if such Person is actually aware of such fact or other matter.

          "Material"  shall  refer  to  any  amount  in  excess  of  $10,000.

          "Non-Public Information" shall mean all data, information, and materials (including, without limitation, financial statements, costs and expense data, trade secrets, and technology, marketing and customer data) made available by a party hereto to another party hereto in connection with this Agreement that is not generally ascertainable from public or published information or trade sources.

          "Ordinary Course of Business" shall mean the routine conduct of the business of Target (excluding any extraordinary, irregular or abnormal transactions) on a basis consistent with the regular practice of Target in the last three years.

          "Person" shall mean any individual, corporation, partnership, joint venture, trust, association, unincorporated organization, other entity, or Governmental Body.

          "Plans" shall have the meaning ascribed thereto in Section 5.29 herein.

          "Proprietary Asset" shall mean any patent, patent application, trademark (whether registered or unregistered and whether or not relating to a published work), trademark application, trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, invention, design, or other intellectual property right or intangible asset.

          "Purchase  Price"  shall  have the meaning ascribed thereto in Section
1.2  herein.

          "Related Party" shall mean (a) Seller, (b) any individual who is a director or officer of Seller or Target, (c) any Person that owns five percent or more of the outstanding equity securities of any class of Seller, (d) any member of the family (as defined in Section 267(c)(4) of the Code) of, or any individual who has the same home as, any individual (or the spouse of any such individual) described in clause (b) or (c) of this definition, (e) any trust, estate or partnership of which an individual described in clause (b), (c) or (d) of this definition is a grantor, fiduciary, beneficiary or partner or (f) any Person (and any Subsidiary of such a Person) of which one or more Persons described in clause (a), (b), (c), (d) or (e) of this definition have either (i) aggregate record or beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of at least ten percent (10%) of the outstanding equity securities or at least ten percent (10%) of the outstanding voting securities or (ii) the power to direct or to cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

          "Seller"  shall  mean  Colorado MEDtech, Inc., a Colorado corporation.

          "Seller's  Assumed  Liabilities"  shall  have  the meaning ascribed in
Section  10.3  herein.

          "Shares" shall mean Nine hundred fifty five thousand one hundred sixty two and one-half (955,162.5) shares of Common Stock, par value $0.01 per share, of Target, representing all of the issued and outstanding shares of capital stock of Target.

          "Subsidiary" shall mean with respect to any Person, any corporation or other entity of which securities having the power to elect a majority of that corporation's or entity's Board of Directors or other governing body (other than securities having that power only upon the happening of a contingency that has not occurred) are held by such Person, one or more of its Subsidiaries, or both.

          "Target" shall mean CMED Catheter and Disposables Technology, Inc., a Minnesota corporation and wholly-owned Subsidiary of Seller.

          "Taxes" shall mean all taxes, charges, fees, levies, interest, penalties, additions to tax or other assessments, including, without limitation, income, excise, property, sales, use, transfer, value added and franchise taxes and customs duties, imposed by any Governmental Body and any payments with respect thereto required under any tax-sharing agreement.

          "Tax Returns" shall mean any return, report, information return or other document (including any related or supporting information) filed or required to be filed with any Governmental Body in connection with the determination, assessment or collection of any Taxes filed or required to be filed by or on behalf of Target.

12.     MISCELLANEOUS.


          12.1 NOTICES. All notices, consents and other communications under this Agreement shall be in writing and shall be deemed to have been duly given when (a) delivered by hand, (b) sent by telecopier (with receipt confirmed), or (c) received by the addressee, if sent by Express Mail, Federal Express or other express delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate as to itself by notice to the other parties):

          (i)     If  to  Buyer  and  Target:

          CardioTech  International,  Inc.
          78-E.  Olympia  Avenue
          Woburn,  MA  01801-4722
          Telecopier  No.:  (781)  937-4218
          Attention:  Michael  Szycher

          with  a  copy  to:

          Ellenoff  Grossman  Schole  &  Cyruli,  LLP
          370  Lexington  Avenue,  Suite  1900
          New  York,  New  York  10017
          Telecopier  No.:  (212)  370-7889
          Attention:  Barry  I.  Grossman,  Esq.

          (ii)     If  to  Seller:

          Colorado  MEDtech,  Inc.
          6175  Longbow  Drive
          Boulder,  CO  80301
          Telecopier  No.:   (303)  581-1010
          Attention:  Peter  Jensen

          with  a  copy  to:

          Chrisman  Bynum  &  Johnson,  P.C.
          1900  Fifteen  Street
          Boulder,  CO  80302
          Telecopier  No.:  (303)  449-5426
          Attention:  Christopher  Hazlitt,  Esq.

          12.2 SERVICE OF PROCESS. . Process in any action or proceeding in connection with the Contemplated Transactions or this Agreement may be served on any party anywhere in the world, whether within or without the State of New York and may also be served on Buyer by personal service on any partner of Ellenoff Grossman Schole & Cyruli, LLP (Buyer hereby irrevocably designates such firm its agent for such service) and on Seller or Target by personal service

          12.3 EXPENSES. Each party shall bear its own expenses incident to the preparation, negotiation, execution and delivery of this Agreement and the performance of its obligations hereunder, and Seller shall bear all such expenses incurred by Target.

          12.4 PAYMENT. . A wire transfer or delivery of a check shall not operate to discharge any obligation of payment under this Agreement and is accepted subject to collection.

          12.5 SPECIFIC PERFORMANCE. The parties acknowledge that the subject matter of this Agreement (i.e., the business and assets of Target) is unique and that no adequate remedy of law would be available for breach of this Agreement. Accordingly, each party agrees that the other parties will be entitled to an appropriate decree of specific performance or other equitable remedies to enforce this Agreement (without any bond or other security being required) and each party waives the defense in any action or proceeding brought to enforce this Agreement that there exists an adequate remedy at law.

          12.6 CAPTIONS. The captions in this Agreement are for convenience of reference only and shall not be given any effect in the interpretation of this Agreement.

          12.7 ATTORNEYS' FEES. .In any action or proceeding brought by a party to enforce any provision of this Agreement, the prevailing party shall be entitled to recover the reasonable costs and expenses incurred by it in connection with that action or proceeding (including, without limitation, attorneys' fees).

          12.8 NO WAIVER. . The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

          12.9 EXCLUSIVE AGREEMENT; AMENDMENT. This Agreement supersedes all prior agreements and understandings, written or oral among the parties with respect to its subject matter (including, without limitation, the letter of intent among Buyer, Seller and Target dated February 13, 2001, and is a complete and exclusive statement of the terms of the agreement among the parties with respect thereto and cannot be changed or terminated except by a written instrument executed by Buyer, Seller and Target. In entering into this Agreement and the Contemplated Transactions, Buyer has not relied on any oral statements or other inducements not expressly provided for in this Agreement.

          12.10 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be considered an original, but all of which together shall constitute the same instrument.

          12.11 GOVERNING LAW. This Agreement and (unless otherwise provided) all amendments hereof and waivers and consents hereunder shall be governed by the internal law of the State of New York, without regard to the conflicts of law principles thereof.

          12.12 SUCCESSORS AND ASSIGN. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto and the indemnities and shall inure to the benefit of and be enforceable by each person who shall be a holder of the Stock from time to time. Neither the Target nor the Seller may assign any of its rights or obligations hereunder to any other party (by contract, operation of law otherwise) without the prior written consent of the Buyer, and any attempted assignment in violation thereof shall be void and of no effect. The Buyer may assign any or all of its rights or transfer any or all of its obligations hereunder to any other party at its own discretion.

          12.13 SEPARABILITY. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

          12.14     REMEDIES  CUMULATIVE;  SPECIFIC  PERFORMANCE.

          All remedies, either under this Agreement or by law or otherwise afforded to the parties hereto, shall be cumulative and not alternative. Each of the parties agrees that:

          (a) in the event of any breach or threatened breach by a party or Target of any covenant, obligation or other provision set forth in this Agreement, the other party shall be entitled (in addition to any other remedy that may be available to it to (i) a decree or order of specific performance of mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (ii) an injunction restraining such breach or threatened breach; and

          (b) neither the Buy, on the one hand, nor the Seller, on the other, shall be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or proceedings.

     In witness whereof, the undersigned have entered into this Acquisition Agreement as of the date first above written.

                                           COLORADO  MEDTECH,  INC.


                                           By  __________________________
                                           Name:  _______________________
                                           Title:  ______________________


                                           CARDIOTECH  INTERNATIONAL,
                                           INC.


                                           By  __________________________
                                           Name:  _______________________
                                           Title:  ______________________

                                           CMED  CATHETER  AND  DISPOSABLES
                                           TECHNOLOGY,  INC.


                                           By  __________________________
                                           Name:  _______________________
                                           Title:  ______________________

                              ACQUISITION AGREEMENT

                          DATED AS OF ___________, 2001

                                  BY AND AMONG

                         CARDIOTECH INTERNATIONAL, INC.,
                             COLORADO MEDTECH, INC.
                                       AND
                 CMED CATHETER AND DISPOSABLES TECHNOLOGY, INC.

                         [NOT updated per 5/2/01 draft]
                                TABLE OF CONTENTS

                                                                            Page
1.  The  Acquisition.
     1.1   Purchase  and  Sale.
     1.2   Purchase  Price.

2.  The  Closing.
     2.1   Place  and  Time.
     2.2   Deliveries  by  Seller.
     2.3   Deliveries  by  Buyer.
     2.4   Release.
     2.5   List  of  April  30,  2001  Accounts  Receivable.
     2.6   Execution  and  Delivery  of  Assignment  and  Assumption  Agreement.

3.  Conditions  to  Buyer's  Obligations.
     3.1   No  Injunction.
     3.2   Representations,  Warranties  and  Agreements.
     3.3   Covenants  and  Conditions.
     3.4   Legal  Opinions.
     3.5   Litigation.
     3.6   Regulatory  Approvals;  Consents.
     3.7   Resignations  of  Directors.
     3.8   Compliance  Evidence.
     3.9   Proceedings  Satisfactory.
     3.10  Satisfactory  Due  Diligence  Review.
     3.11  Board  Approval.
     3.12  Change  in  Financial  Condition.
     3.13  Asserted  Claims.
     3.14  Westport  Business  Center  Lease.

4.  Conditions  to  Seller's  Obligations.
     4.1   No  Injunction.
     4.2   Representations,  Warranties  and  Agreements.
     4.3   Covenants  and  Agreement.
     4.4   Escrow  Agreement.
     4.5   Corporate  Proceedings.
     4.6   Legal  Option.

5.  Representations  and  Warranties  of  Seller.
     5.1   Organization  of  Seller;  Authorization.
     5.2   No  Conflict  as  to  Seller.
     5.3   Ownership  of  Shares.
     5.4   Organization  of  Target;  Authorization.


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     5.5   No  Conflict  as  to  Target.
     5.6   Consents  and  Approvals  of  Governmental  Authorities.
     5.7   Other  Consents.
     5.8   No  SEC  Registration.
     5.9   Financial  Statements.
     5.10  Title  to  Properties;  Encumbrances.
     5.11  Accounts  Receivable.
     5.12  Inventory.
     5.13  Buildings,  Plants  and  Equipment.
     5.14  No  Condemnation  or  Expropriation.
     5.15  No  Undisclosed  Liabilities.
     5.16  Litigation.
     5.17  Taxes.
     5.18  Absence  of  Certain  Changes.
     5.19  No  Material  Adverse  Change.
     5.20  Patents,  Trademarks,  Trade  Names,  Etc.
     5.21  Proprietary Rights; Proprietary Information and Inventions Agreement.
     5.22  Banking  Relationships.
     5.23  Leases.
     5.24  Contracts  and  Commitments.
     5.25  Status  of  Agreements.
     5.26  Customers  and  Suppliers.
     5.27  Liabilities.
     5.28  Orders,  Commitments  and  Returns.
     5.29  Insurance.
     5.30  Labor  Relations.
     5.31  Employee  Benefit  Plans;  ERISA.
     5.32  Personnel.
     5.33  Compliance  with  Law.
     5.34  Government,  Regulatory  and  Industrial  Authorizations.
     5.35  Environmental  Matters.
     5.36  No  Brokers  or  Finders.
     5.37  Absence  of  Certain  Commercial  Practices.
     5.38  No  Competing  Business.
     5.39  Related  Parties.
     5.40  Products  Liability.
     5.41  Books  and  Records.
     5.42  Disclosure.
     5.43  Due  Diligence  Complete.
     5.44  Statements  in  Schedules.
     5.45  Fictitious  Name.
     5.46  Power  of  Attorney.


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6.  Representations  and  Warranties  of  Buyer.
     6.1   Organization  of  Buyer;  Authorization.
     6.2   No  Conflict  as  to  Buyer.
     6.3   Proceedings;  Orders.
     6.4   Investment  Representations.
     6.5   Consent.
     6.6   No  Brokers  or  Finders.

7.  Access  and  Reporting;  Filings  With  Governmental  Authorities.
     7.1   Regulatory  Matters.
     7.2   Tax  Indemnity  and  Preparation  of  Returns.
     7.3   Access  Following  Closing.
     7.4   Confidentiality.

8.  Survival  of  Representations  and  Warranties;  Indemnification; Escrow
    Provisions.
     8.1   Survival.
     8.2   Indemnification  by  Seller.
     8.3   Limitations  as  to  Indemnification  Amount.
     8.4   Escrow  Fund.
     8.5   Procedure  for  Indemnification.
     Release  of  Escrow  Fund  to  Seller.

9.  Restrictive  Covenants.
     9.1   Covenant  No-to-Compete.
     9.2   Non-Solicitation.

10.  Assets  and  Liabilities.
     10.1  Accounts  Receivable.
     10.2  Liabilities.

11.  Definitions.

12.  Termination.
     12.1  Termination.
     12.2  Effect  of  Termination.

13.  Miscellaneous.
     13.1  Notices.
     13.2  Service  of  Process.
     13.3  Expenses.
     13.4  Payment.
     13.5  Specific  Performance.
     13.6  Captions.
     13.7  Attorneys'  Fees.
     13.8  No  Waiver.


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     13.9  Exclusive  Agreement;  Amendment.
     13.10 Counterparts.
     13.11 Governing  Law.
     13.12 Successors  and  Assign.
     13.13 Separability.
     13.14 Remedies  Cumulative;  Specific  Performance.



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